CORVU                                             Media Contact:
                                                  Jennifer Frederickson
                                                  952-843-7709
                                                  jennifer.fredrickson@corvu.com

For immediate release:

                     CORVU REPORTS STRONG FOURTH QUARTER AND
                                FULL-YEAR RESULTS

             FY2006 Revenues Jump 17% and Net Income Turns Positive


Minneapolis - July 27, 2006 - CorVu(R) Corporation (OTC BB: CRVU), an innovative provider of Performance Management software solutions, today announced substantially improved financial results for the fourth quarter and the twelve month period ended June 30, 2006.

Fourth-quarter revenues increased 27% to $4.1 million, compared to $3.2 million in the year-ago fourth quarter. For the fourth quarter, the company reported net income of approximately $680,000 or $0.01 per diluted share, compared to a net loss of $3.2 million or ($0.10) per diluted share in the prior year's quarter.

For FY2006, revenues grew 17% to $15.4 million, compared to $13.2 million in FY2005. For FY2006, the company reported net income of approximately $1.2 million or $0.02 per diluted share, compared to a net loss of $6.6 million or ($0.20) per diluted share in the same period last year. Cash and cash equivalents also increased to $3.1 million in FY2006, compared to $2.2 million at the close of FY2005.

"We are pleased to report substantially improved results for our FY2006 fourth quarter and full year," said Joseph Caffarelli, president and CEO of CorVu Corporation. "Our revenues grew significantly, and we turned the corner into profitability as we continued to execute well on our sales initiatives and maintained our focus on expense control. The 27% growth in our year-over-year fourth-quarter revenue was driven by a 145% increase in license revenue. Most importantly, we added 315 new customers during the year, which bodes well for the future. Finally, during the year we generated over $940,000 of cash."

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During FY2006, CorVu captured a number of significant contracts from a diverse group of customers, which represent considerable revenue over the contract lifetimes for software licenses, maintenance, and services. The company won a major order from a large defense organization with an estimated value of $800,000; an order from a major international auditing firm with an estimated value of $700,000; orders from two governmental agencies with an estimated aggregate value of $800,000; and an order from a large Middle Eastern mining company with an estimated value of over $300,000.

Financial Highlights

      o Total revenue of $4.1 million for the fourth quarter, a 27% increase compared to $3.2 million in the year-ago quarter.
      o License revenue of $1.7 million for the fourth quarter, a 145% increase from $0.7 million in the year-ago quarter.
      o Total revenue of $15.4 million for the year, a 17% increase compared to $13.2 million in the prior year.
      o License revenue of $6.4 million for the year, a 53% increase from $4.2 million in the prior year.
      o Net income totaled $1.2 million for the year, representing 8% return on revenue and a $7.8 million improvement from last year's net loss of $6.6 million.
      o Cash at June 30, 2006 totaled $3.1 million versus $2.2 million at the end of last year.

Revenue Summary

Revenues for the fourth quarter totaled $4.1 million, an increase of 27% compared to the year-ago quarter. Software and license fee revenues totaled $1.7 million for the fourth quarter, an increase of 145% compared to the year-ago period. Maintenance fees were $1.6 million for the fourth quarter, a decrease of 8% compared to the year-ago period. Consulting and other revenues amounted to $0.8 million for the fourth quarter, essentially unchanged from the year-ago quarter.

Total revenues for the year ended June 30, 2006 were $15.4 million, an increase of 17% from last year. Software and license fee revenues were $6.4 million for the year ended June 30, 2006, an increase of 53% compared to the year-ago period. Maintenance fees totaled $6.0 million for the year, an increase of 3% from last year. Consulting and other revenues were $3.0 million for the year, compared to $3.1 million for the same period last year.

Expense Summary

Total expenses for the fourth quarter were $3.4 million, down 10% from $3.8 million in the prior year's quarter. Total expenses for the year ended June 30, 2006 were $14.1 million, a 17% reduction from $17.0 million for the same period last year. Expense reductions were driven by restructuring actions taken at the end of last fiscal year and the first two quarters of fiscal 2006 which specifically targeted improved operational, logistical and selling efficiencies. These lower costs, along with redeployed resources and refocused initiatives, have contributed to improved results.

Balance Sheet

The company's balance sheet at June 30, 2006 showed cash and cash equivalents of $3.1 million. The company showed positive cash flow for the year of $0.9 million.

At year-end, net accounts receivable was $3.8 million and deferred revenues were $5.3 million.

                                       ###

About CorVu Corporation

Pioneering the automation of the balanced scorecard, CorVu has been a thought leader in performance management software for more than 10 years. CorVu uniquely combines performance metrics, initiatives, budgeting and planning, risk management, and reporting in a single application. The CorVu 5 solution is a purpose-built application that is easy to use, scalable, and rapidly deployable. For more information, visit www.corvu.com.

Supplementary Information:

CorVu Corporation Summary Financial Statements
For the Periods ended June 30, 2006 and 2005
(U.S. dollars)

Three months ended June 30, 2006 and 2005:

                                                   2006                2005
                                                -----------         -----------

Total Revenues                                  $ 4,104,043         $ 3,228,884

Total Cost & Expenses                           $ 3,421,033         $ 3,813,165

Operating Income (Loss)                         $   683,010         $  (584,281)

Net Income (Loss)                               $   680,118         $(3,216,481)


Years ended June 30, 2006 and 2005:

                                                   2006                2005
                                                -----------         -----------

Total Revenues                                 $ 15,392,396        $ 13,170,574

Total Cost & Expenses                          $ 14,136,903        $ 17,043,399

Operating Income (Loss)                        $  1,255,493        $ (3,872,825)

Net Income (Loss)                              $  1,196,943        $ (6,597,598)

Cash & Cash Equivalents                        $  3,104,504        $  2,162,866